Exhibit 11

          VIVID TECHNOLOGIES,  INC. AND SUBSIDIARIES
        STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                          (Unaudited)


                                        Three Months Ended
                                            December 31,
                                         1997               1996

Net income                         $1,506,902          $ 804,200

Weighted average common
  stock outstanding                 9,509,248          2,222,281

 Conversion of Series B and
  Series D convertible
  preferred stock                          --          1,096,924

 Stock issued within twelve months
  of initial public offering               --            116,159

Basic weighted average shares
  outstanding                       9,509,248          3,435,364

Common stock equivalents              801,591          4,942,412

Diluted weighted average number of
   shares outstanding              10,310,839          8,377,776

Per share amount  (Basic)               $ .16              $ .23
Per share amount  (Diluted)             $ .15              $ .10